EXHIBIT 4.79
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A.
AS PLEDGOR
AND
CREDIT SUISSE
AS THIRD PRIORITY SECURITY AGENT

THIRD-RANKING PLEDGE OVER PROCEEDS LOANS

THIS PLEDGE AGREEMENT has been entered into on 5 November 2009
BETWEEN
(1)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A., a société anonyme incorporated under Luxembourg law with registered office at 6, Parc d’Activités Syrdall, L-5365 Munsbach, Grand-Duchy of Luxembourg, registered with the register of commerce and companies of Luxembourg under the number B 128.914 (“Pledgor”);

(2)	CREDIT SUISSE, acting for itself and as security agent for and on behalf of the Secured Parties (as defined herein) (the “Third Priority Security Agent”);
AND IN THE PRESENCE OF
(3)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a société anonyme incorporated under Luxembourg law with registered office at 6, Parc d’Activités Syrdall, L-5365 Munsbach, Grand-Duchy of Luxembourg, registered with the register of commerce and companies of Luxembourg under the number B 128.592 (the “Debtor”);

(4)	THE BANK OF NEW YORK MELLON, acting for itself and as collateral agent for the benefit of the Secured Parties, under and as defined in the First-Ranking Pledge Agreement (as defined herein) (the “First Priority Security Trustee”); and

(5)	CREDIT SUISSE, acting for itself and as security agent for and on behalf of the Secured Parties under and as defined in the Second-Ranking Pledge Agreement (as defined below) (the “Second Priority Security Agent”).
WHEREAS:
(A)	Pursuant to the terms of a senior indenture (the “Senior Indenture”) entered into between inter alios, the Pledgor as issuer (the “Issuer”), the Initial Senior Note Guarantors (as defined therein), The Bank of New York, as trustee, principal paying agent and transfer agent BNY Fund Services (Ireland) Limited, as Irish transfer agent and paying agent and Credit Suisse as security agent, the Issuer issued EUR 480,000,000 aggregate principal amount of senior notes due 2016 in favour of certain senior noteholders (the “Senior Notes”).

(B)	The parties to the Senior Indenture entered into a further indenture (the “Subordinated Indenture”) in relation to EUR 420,000,000 senior subordinated notes (the “Senior Subordinated Notes”).

(C)	The Pledgor granted a senior proceeds loan and a senior subordinated loan to the Debtor.

(D)	Pursuant to a credit agreement (the “Credit Agreement”) dated on or about the date hereof and entered into between Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & CO KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers (the “Borrowers”), Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse, as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, certain loan facilities (the “Facilities”) have been made available to the Borrowers.
(E)	As a condition precedent to any draw down under the Credit Agreement, the Pledgor agreed, for the purpose of creating a first-ranking security interest over the Pledged Claims (as defined below) in favour of the First Priority Security Trustee for the payment and discharge of all of the Secured Obligations (as defined therein), to enter into a first-ranking pledge agreement over the Pledged Claims (the “First-Ranking Pledge Agreement”).

(F)	In accordance with the terms of the Senior Indenture, the Pledgor agreed, for the purpose of creating a second-ranking security interest over the Pledged Claims in favour of Credit Suisse as Second Priority Security Agent for the payment and discharge of all of the Obligations (as defined therein), to enter into a second-ranking pledge agreement over the Pledged Claims (the “Second-Ranking Pledge Agreement”).

(G)	For the purpose of securing the Obligations (as defined herein), the Pledgor has agreed, for the purpose of creating a third-ranking security interest over the Pledged Claims for the payment and discharge of all of the Obligations, to enter into this Pledge Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Intercreditor Agreement (as defined herein) and in the Subordinated Indenture shall bear the same meaning herein, unless expressly provided to the contrary.

1.2	In this Pledge Agreement:

“Additional Intercreditor Agreement” has the meaning ascribed to such term in the Subordinated Indenture.

“Event of Default” has the meaning ascribed to such term in the Subordinated Indenture.

“Financial Collateral Law” means the Luxembourg law of 5 August 2005 on financial collateral arrangements.

“First-Ranking Finance Documents” means:
(i)	the Finance Documents as defined in the First-Ranking Pledge Agreement together with the First-Ranking Pledge Agreement;

(ii)	any Future First-Ranking Pledge Agreement; and

(iii)	any document which, in accordance with the terms of the Senior Facilities Agreement, replaces, amends or varies the documents listed at paragraph (i) or creates or regulates further securities issued or debt incurred by the Debtor with the same priority as the Senior Facilities.
“Future First-Ranking Pledge Agreement” means any replacement or amendment of, or variation to, the First-Ranking Pledge Agreement and any other first ranking security over any or all of the Pledged Claims to secure rights or obligations under the First-Ranking Finance Documents.
“Future Priority Pledge Agreements” means any future pledge or other agreement to secure obligations under or in relation to any Priority Finance Documents.
“Future Second-Ranking Pledge Agreement” means any replacement or amendment of, or variation to, the Second-Ranking Pledge Agreement and any other second ranking security over any or all of the Pledged Claims to secure rights or obligations under the Second-Ranking Finance Documents.
“Future Third-Ranking Pledge Agreement” means any replacement or amendment of, or variation to, the Third-Ranking Pledge Agreement and any other first ranking security over any or all of the Pledged Claims to secure rights or obligations under the Third-Ranking Finance Documents.
“Intercreditor Agreement” shall mean the intercreditor agreement dated as of May 11, 2007 and entered into between, amongst others, the Pledgor, the Debtor, the senior lenders party thereto, the senior issuing bank party thereto and Credit Suisse, as senior agent and security trustee, as amended by a letter dated as of June 21, 2007, a further letter dated as of June 29, 2007 and pursuant to an amendment and restatement agreement dated on or about the date hereof.
“Intercreditor Arrangements” means the Intercreditor Agreement, any Additional Intercreditor Agreement as well as those provisions of the Senior Indenture and the Subordinated Indenture, regarding the relation between the creditors with respect to the security interests of different ranks over the Pledged Claims.
“Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor under each or any of the Third-Ranking Finance Documents (including, for the avoidance of doubt, any liability in respect of any further issuance of Senior Subordinated Notes or resulting from an amendment or an increase of the principal amount of the Senior Subordinated Notes) together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Third-Ranking Finance Documents or any other document evidencing or securing any such liabilities.
“Obligors” means the Issuer and each Subordinated Guarantor.
“Priority Finance Documents” means the First-Ranking Finance Documents and the Second-Ranking Finance Documents.
“Priority Pledge Agreements” means this First-Ranking Pledge Agreement and the Second-Ranking Pledge Agreement.
“Priority Secured Parties” means the Secured Parties as defined in the First-Ranking Pledge Agreement and the Secured Parties as defined in the Second-Ranking Pledge Agreement.

“Priority Security Holders” means any person that has the benefit of security over any or all of the Pledged Claims, whether on behalf of itself or others, under any Priority Pledge Agreement or any Future Priority Pledge Agreement and in particular the Priority Representatives and the Priority Secured Parties.
“Pledged Claims” means all claims, regardless of the nature thereof (including interest, default interest, commissions, expenses, costs, indemnities and any other amounts due thereunder), whether actual, future or contingent, whether owed jointly or severally, and whether subordinated or not, owed by the Debtor to the Pledgor under the Proceeds Loans, together with, to the largest extent permitted by law, any accessory rights, claims or actions, including any security interest or rights, under whatever law, attaching to such claims or granted to the Pledgor as security for such claims.
“Proceeds Loans” means the Senior Notes Proceeds Loans and the Senior Subordinated Notes Proceeds Loans.
“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against any Obligors or any other person having granted security or given a guarantee for the Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against any such entity under the terms of Article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.
“Second-Ranking Finance Documents” means:
(i)	the Senior Notes, the Senior Indenture and the Security Documents (as defined in the Senior Indenture);

(ii)	any Future Second-Ranking Pledge Agreement; and

(iii)	any document which, in accordance with the terms of the Senior Indenture, replaces, amends or varies the documents listed at paragraph (i) or creates or regulates further securities issued or debt incurred by the Issuer with the same priority as the Senior Notes.
“Secured Parties” means any creditor under the Third-Ranking Finance Documents including in particular, but without limitation, any Holder (as such term is defined therein) in the Subordinated Indenture.
“Senior Notes Proceeds Loans” has the meaning ascribed to such term in the Subordinated Indenture.
“Senior Subordinated Notes Proceeds Loans” has the meaning ascribed to such term in the Subordinated Indenture.
“Subordinated Guarantee” has the meaning ascribed to such term in the Subordinated Indenture.
“Subordinated Guarantors” has the meaning ascribed to such term in the Subordinated Indenture.

“Third Priority Security Holders” means the Third Priority Security Agent and the Secured Parties.
“Third-Ranking Finance Documents” means:
(i)	the Senior Subordinated Notes, the Subordinated Indenture and the Security Documents (as defined in the Subordinated Indenture);

(ii)	any Future Third-Ranking Pledge Agreement; and

(iii)	any document which, in accordance with the terms of the Subordinated Indenture, replaces, amends or varies the documents listed at paragraph (i) or creates or regulates further securities issued or debt incurred by the Issuer with the same priority as the Senior Subordinated Notes.
1.3	In this Pledge Agreement, any reference to:
1.3.1	a “Clause” is, unless otherwise stated, a reference to a Clause hereof;

1.3.2	any agreement (including this Pledge Agreement, the Intercreditor Agreement, the Subordinated Indenture, or any other Third-Ranking Finance Documents) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time; and

1.3.3	a person is to any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.
1.4	Clause headings are for ease of reference only.

1.5	This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Pledge Agreement.

1.6	This Pledge Agreement has been entered into, executed and perfected after the execution of the First-Ranking Pledge Agreement and the Second-Ranking Pledge Agreement.

2.	PLEDGE OVER PLEDGED CLAIMS

2.1	The Pledgor pledges the Pledged Claims in favour of the Third Priority Security Agent acting for itself and as security agent on behalf of the Secured Parties, who accepts, as third-ranking security (gage de troisième rang) (the “Pledge”) for the due and full payment and discharge of all of the Obligations.

2.2	This Pledge Agreement is subject to the terms of the Intercreditor Arrangements. In case of conflict between the terms of this Pledge Agreement and the terms of the Intercreditor Arrangements, the terms of the Intercreditor Arrangements shall prevail.

2.3	All rights granted by virtue of this Pledge Agreement to the Third Priority Security Agent are subordinated to the rights granted to the Priority Security Holders under the Priority Pledge Agreements and the Future Priority Pledge Agreements, and shall only be exercised by the Third Priority Security Agent if permitted in writing by any Priority Security Holder or if permitted under the terms of the Intercreditor Arrangements (and where such rights are exercised in accordance with the provisions thereof).

2.4	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Third Priority Security Agent to take or to cause any formal steps to be taken for the purpose of perfecting the present Pledge and, for the avoidance of doubt, undertakes to take any such steps itself if so directed by the Third Priority Security Agent.

3.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

3.1	Subject to the terms of the Third-Ranking Finance Documents and the Intercreditor Arrangements, the Pledgor hereby represents as at the date of this Pledge Agreement to the Third Priority Security Agent that:
3.1.1	it is the sole owner of the Pledged Claims free from any encumbrance (except as permitted by the terms of the Subordinated Indenture and the Intercreditor Arrangements (including any encumbrance created by this Pledge Agreement and any Priority Pledge Agreement));

3.1.2	it has the necessary power to enable it to enter into and perform its obligations under this Pledge Agreement;

3.1.3	this Pledge Agreement constitutes its legal, valid and binding obligations and the Pledge, once perfected in accordance with Clause 2 (Pledge over Pledged Claims), creates an effective third-ranking security over the Pledged Claims enforceable in accordance with its terms subject to any reservations set out in the legal opinion delivered in relation to this Pledge Agreement;

3.1.4	no counterclaims as to which a right to set-off or right of retention could be exercised exist with respect to the Pledged Claims; and

3.1.5	all necessary authorisations to enable it to enter into this Pledge Agreement have been obtained and are in full force and effect.
3.2	Subject to the terms of the Intercreditor Arrangements, except with the Third Priority Security Agent’s prior written consent (such consent not being required if, during any period while there is a Priority Pledge Agreement or Future Priority Pledge Agreement, the relevant Priority Security Holder has given its consent), the Pledgor shall not, unless otherwise permitted by the Subordinated Indenture:
3.2.1	sell or otherwise dispose of all or any of its rights, title and interest in the Pledged Claims, except pursuant to the security interests referred to in 3.1.1. above; or

3.2.2	create, grant or permit to exist (a) any encumbrance or security interest (other than the pledges created pursuant to the Priority Pledge Agreements or any Future Priority Pledge Agreements and this Pledge Agreement) over the Pledged Claims or (b) any restriction on the ability to transfer or realise all or any part of the Pledged Claims (other than, for the avoidance of doubt, any restriction arising under this Pledge Agreement, the Priority Pledge Agreements or any Future Priority Pledge Agreements).
3.3	The Pledgor hereby undertakes that, during the subsistence of this Pledge Agreement:
3.3.1	it shall cooperate with the Third Priority Security Agent and sign or cause to be signed all such further documents and take all such further action as the Third Priority Security Agent may from time to time reasonably request, and to which the relevant Priority Security Holder consent, to perfect and protect this Pledge or to exercise its rights under this Pledge Agreement;

3.3.2	it shall not knowingly take any steps nor do anything which would materially and adversely affect the existence of the security interest created hereunder except as required by the relevant Priority Security Holder; and;

3.3.3	subject to the rights of the Priority Representatives (or any Future Priority Security Holder) it shall inform the Third Priority Security Agent as soon as possible in case the Pledge is prejudiced or jeopardised by actions of third parties (including, but without being limited to, by attachments). Such information shall be accompanied, in case of any attachment, by a copy of the order for attachment, as well as all documents required for the filing of an objection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have or will be taken, respectively, as well as all documents required for the filing of an objection against such actions. Subject to Clause 10 (Costs and Expenses) hereof, all reasonable and adequately documented costs and expenses for any actions of intervention and measures of the Third Priority Security Agent shall be borne by the Pledgor. This shall also apply to the institution of legal action, which the Third Priority Security Agent may consider necessary; and

3.3.4	it shall notify the Third Priority Security Agent as soon as possible of any event or circumstance which may be expected to have a material adverse effect on the validity or enforceability of this Pledge Agreement.
4.	POWER OF ATTORNEY
4.1	Subject to the Intercreditor Arrangements, the Pledgor irrevocably appoints the Third Priority Security Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents and do all things that the Third Priority Security Agent, acting reasonably, may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Pledge Agreement or (b) exercising any of the rights conferred on the Third Priority Security Agent or the Secured Parties by this Pledge Agreement or by law, it being understood that the enforcement of the pledge over the Pledged Claims must be carried out as described in Clause 5 (Remedies upon Default) hereunder. The powers under this Clause 4.1 shall only be exercisable following the service of a notice under Clause 6.02 of the Subordinated Indenture or if the Pledgor has failed to comply with any obligations hereunder within 10 Business Days of being notified of that failure and being requested to comply.

4.2	The Pledgor shall ratify and confirm all things done and all documents executed by the Third Priority Security Agent in the exercise of that power of attorney.

5.	REMEDIES UPON DEFAULT

5.1	Any rights or powers conferred under this Clause 5 on the Third Priority Security Agent, can only be exercised after full and final discharge of the obligations secured by Priority Pledge Agreements and at any time any Future Priority Pledge Agreement is not subsisting or as otherwise expressly provided for in accordance with the terms of the Intercreditor Arrangements.

5.2	Following the occurrence of an Event of Default which is continuing, and subject to the Priority Pledge Agreements, any Future Priority Pledge Agreement and the Intercreditor Arrangements, if the Obligations are due and payable and remain unpaid, the Third Priority Security Agent shall be entitled to realise the Pledged Claims in the most favourable manner provided for by Luxembourg law, including by way of a private sale at normal commercial terms (conditions commerciales normales). In particular, but without being limited to, the Third Priority Security Agent has the right to request direct payment of the Pledged Claims from the Debtor and the Third Priority Security Agent may proceed to a set-off between the Pledged Claims and the Obligations (each time in accordance with the terms of the Financial Collateral Law).

5.3	Subject to the terms of the Intercreditor Arrangements, the Third Priority Security Agent shall apply the proceeds of the sale in paying the costs of that sale or disposal and in or towards the discharge of the Obligations, in accordance with and subject to the terms of the Third-Ranking Finance Documents and the Intercreditor Arrangements.

6.	EFFECTIVENESS OF COLLATERAL

6.1	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Obligations and shall remain in full force and effect until it has been discharged by the express written release thereof granted by the Third Priority Security Agent or in accordance with the terms of the Intercreditor Arrangements and the Third Ranking Finance Documents.

6.2	The Pledge shall be cumulative, in addition to, and independent of every other security which the Third Priority Security Agent and the Secured Parties may at any time hold as security for the Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Third Priority Security Agent and the Secured Parties may now or at any time in the future have in respect of the Obligations.

6.3	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Third Priority Security Agent or the Secured Parties in perfecting or enforcing any security interest or rights or remedies that the Third Priority Security Agent or the Secured Parties may now or at any time in the future have from or against the Pledgor or any other person.

6.4	No failure on the part of the Third Priority Security Agent or the Secured Parties to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

6.5	Neither the obligations of the Pledgor contained in this Pledge Agreement nor the rights, powers and remedies conferred upon the Third Priority Security Agent or the Secured Parties by this Pledge Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:
6.5.1	any amendment to, or any variation, waiver or release of, any Obligation or of the obligations of any Obligor under any other Third-Ranking Finance Documents and the Intercreditor Agreement;

6.5.2	any failure to take, or fully to take, any security contemplated by the Third-Ranking Finance Documents and the Intercreditor Agreement or otherwise agreed to be taken in respect of the Obligations;

6.5.3	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Obligations; or

6.5.4	any other act, event or omission which, but for this Clause 6.5, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Pledge Agreement, the rights, powers and remedies conferred upon the Third Priority Security Agent or the Secured Parties by this Pledge Agreement, the Pledge or by law.
6.6	For the avoidance of doubt, the Pledgor hereby waives any rights arising for it now or in the future (if any) under Article 2037 of the Luxembourg Civil Code.

6.7	Neither the Third Priority Security Agent, nor the Secured Parties or any of their agents shall be liable to the Pledgor by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Pledged Claims or (c) the realisation of all or any part of the Pledged Claims, except in the case of gross negligence or wilful misconduct upon their part.

7.	INDEMNITY

7.1	Subject to terms of the Subordinated Indenture and the Intercreditor Agreement, neither the Third Priority Security Agent nor the Secured Parties shall be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of wilful misconduct or gross negligence.

7.2	The Third Priority Security Agent and the Secured Parties shall be indemnified in accordance with the provisions of Clause 7.07 (Compensation & Indemnity) of the Subordinated Indenture.

8.	RIGHTS OF RECOURSE

8.1	For as long as the Obligations are outstanding and have not been unconditionally and irrevocably paid and discharged in full or the Third Priority Security Agent or the

Secured Parties have any obligations under the Third-Ranking Finance Documents and the Intercreditor Agreement, the Pledgor shall not exercise any Rights of Recourse, arising for any reason whatsoever, by any means whatsoever (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off.

8.2	The Pledgor irrevocably agrees to waive its Rights of Recourse if the relevant person against whom the Rights of Recourse are to be exercised has come under the direct or indirect control of the Third Priority Security Agent or the Secured Parties or any third party following or in connection with, the enforcement of any security granted in connection with the Obligations.

8.3	Without prejudice to Clause 8.1 above, this Clause shall remain in full force and effect notwithstanding any discharge, release or termination of this Pledge (whether or not in accordance with Clause 6.1 of this Pledge Agreement).

9.	PARTIAL ENFORCEMENT

Subject to Clause 5 (Remedies upon Default), the Second Priority Security Agent shall have the right, to request enforcement of all or part of the Pledged Claims in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge created hereunder over the Pledged Claims, as it then shall be. The Pledge shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

10.	COSTS AND EXPENSES

All the Third Priority Security Agent’s reasonable costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with (a) the execution of this Pledge Agreement or otherwise in relation to it, (b) the perfection or enforcement of the collateral hereby constituted or (c) the exercise of its rights, shall be reimbursed to the Third Priority Security Agent in accordance with the provisions of Clause 6.11 (Undertaking for Costs) of the Subordinated Indenture.

11.	CURRENCY CONVERSION

Without prejudice to the terms of the Third-Ranking Finance Documents and the Intercreditor Agreement, for the purpose of, or pending the discharge of, any of the Obligations the Third Priority Security Agent may convert any money received, recovered or realised or subject to application by it under this Pledge Agreement from one currency to another, as the Third Priority Security Agent, acting reasonably, may think fit and any such conversion shall be effected at the Third Priority Security Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

12.	NOTICES

Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of Clause 13.02 (Notices) of the Subordinated Indenture.

13.	SUCCESSORS

13.1	This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Secured Parties or the Third Priority Security Agent, and references to the Secured Parties or the Third Priority Security Agent shall be deemed to include any assignee or successor in title of the Secured Parties or the Third Priority Security Agent and any person who, under any applicable law, has assumed the rights and obligations of the Secured Parties or the Third Priority Security Agent hereunder or to which under such laws the same have been transferred or novated or assigned in any manner.

13.2	For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Third-Ranking Finance Documents and in particular Clause 13.1 hereof, the Secured Parties and the Third Priority Security Agent hereby expressly reserve and the Pledgor agrees to the preservation of this Pledge and the security interest created thereunder in case of assignment, novation, amendment or any other transfer of the Obligations or any other rights arising under the Third-Ranking Finance Documents and the Intercreditor Arrangements.

13.3	To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor hereby gives power of attorney to the Third Priority Security Agent to make any notifications and/or to require any required registrations or to take any other steps, and undertakes to do so itself if so requested by the Third Priority Security Agent.

14.	AMENDMENTS AND PARTIAL INVALIDITY

14.1	Changes to this Pledge Agreement and any waiver of rights under this Pledge Agreement shall require written form.

14.2	If any provision of this Pledge Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Agreement and the remaining provisions of this Pledge Agreement shall remain in full force and effect. The Pledge Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

15.	LAW AND JURISDICTION

This Pledge Agreement shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

This Pledge Agreement has been duly executed by the parties in five originals.

SIGNATURE PAGE — THIRD RANKING PLEDGE OVER PROCEEDS LOANS
The Third Priority Security Agent
CREDIT SUISSE
Duly represented by:

/s/ Steve Martin	/s/ Ian Croft
Name: Steve Martin	Name: Ian Croft
Title: Vice President	Title: Assistant Vice President
The Pledgor
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A.

Duly represented by:
/s/ Philip West
Name:	Philip West
Title:	Authorized Signatory

By signing hereunder for acceptance, The Bank of New York Mellon as First Priority Security Trustee under the First-Ranking Pledge Agreement, accepts the pledge granted under Clause 2 of this Pledge Agreement, for the purposes of Article 6.(1) (e) of the Financial Collateral Law, and accepts to take the benefit of its terms subject to the terms of the Intercreditor Arrangements.
The First Priority Security Trustee
THE BANK OF NEW YORK MELLON
Duly represented by:

/s/ Paul Cattermole
Name:	Paul Cattermole
Title:	Vice President
SIGNATURE PAGE

By signing hereunder for acceptance, Credit Suisse as Second Priority Security Agent under the Second-Ranking Pledge Agreement, accepts the pledge granted under Clause 2 of this Pledge Agreement, for the purposes of Article 6.(1) (e) of the Financial Collateral Law, and accepts to take the benefit of its terms subject to the terms of the Intercreditor Arrangements.
The Second Priority Security Agent
CREDIT SUISSE
Duly represented by:

/s/ Steve Martin	/s/ Ian Croft
Name: Steve Martin	Name: Ian Croft
Title: Vice President	Title: Assistant Vice President
ACCEPTANCE
The Debtor, by signing hereunder for acceptance, acknowledges and accepts the existence of this Pledge Agreement and of the Pledge created hereunder over the Pledged Claims for the purposes of the Financial Collateral Law, and take notice of the terms of the Pledge Agreement.
The Debtor
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
Duly represented by:

/s/ Philip West
Name:	Philip West
Title:	Authorized Signatory

SIGNATURE PAGE